POWER OF ATTORNEY

     The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

Name of Attorney:

                            Kathryn A. Cassidy               Barbara J. Gould
                            Peter J. Muniz                   Robert L. Lewis
                            Leon E. Roday                    Ronald Herman
                            Frank Ertl                       Wendy E. Ormond
                            Ward Bobitz                      Amy Fisher
                            Patricia Merrill                 Mark F. Mylon
                            Michael A. Gaudino               Ricardo Silva
                            Nelson Gonzalez                  Michael E. Pralle
                            Preston Abbott                   Mark D. Kaplow
                            Barbara Lane                     Kevin Korsh
                            Joseph E. Parsons
                            James Ungari
                            Stewart Koenigsberg
                            John L. Flannery


     Each Attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on November 15, 2004.
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     This Power of Attorney  supersedes  in its  entirety  the Power of Attorney granted by the Corporation on March 12, 2002 that was scheduled to expire on March 31, 2004.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 16th day of December, 2003.

                                        General Electric Capital Services, Inc.

         (Corporate Seal)

                                        By:  /s/ Philip D. Ameen
                                              Philip D. Ameen, Vice President




Attest:

/s/ Robert E. Healing
Robert E. Healing, Attesting Secretary